Exhibit 5

May 21, 2004

Alcoa Inc.

201 Isabella Street

Pittsburgh, PA 15212-5858

Ladies and Gentlemen:

This opinion is furnished in connection with the registration by Alcoa Inc. (the “Company”) pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), of an aggregate of 45,190,198 shares of common stock, $1.00 par value (“Common Stock”), of the Company, that are to be offered and sold by the Company through the 2004 Alcoa Stock Incentive Plan (the “2004 Plan”) and an aggregate of 66,303,178 shares of Common Stock of the Company, that are to be offered and sold by the Company through the Alcoa Stock Incentive Plan (the “Prior Plan”)(collectively, the “Shares”).

As a Counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares, when issued and sold pursuant to the 2004 Plan and the Prior Plan, respectively, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an Exhibit to the Registration Statement with respect to the Shares under the 1933 Act. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/    Thomas F. Seligson

Thomas F. Seligson

Counsel